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                                                           Exhibit 12.1


                         PAYLESS SHOESOURCE, INC.
                         ------------------------
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             -------------------------------------------------
                    FOR THE LAST THREE FISCAL YEARS
                    -------------------------------


                                            Feb. 1,   Feb. 3,   Jan. 28,
(Thousands)                                   1997      1996      1995
                                            --------  --------  --------
Earnings Available for Fixed Charges:
-------------------------------------

Pretax earnings                             $179,159  $ 88,932  $217,077

Fixed Charges (Interest expense plus
  interest component of rent)                 81,576    88,432    82,582
                                            --------  --------  --------

                                            $260,735  $177,364  $299,659
                                            ========  ========  ========

Fixed Charges:
--------------

Gross interest expense                      $  1,166  $    979  $  1,109

Interest factor attributable
  to rent expense                             80,410    87,453    81,473
                                            --------  --------  --------

                                              81,576    88,432    82,582
                                            ========  ========  ========

Ratio of Earnings to Fixed Charges               3.2       2.0       3.6
                                            ========  ========  ========


Note: All costs and expenses of the Company relating to special retention costs and the special non-recurring charge associated with the spin-off are included in the above calculation. Excluding these costs, the fixed charge coverage would be 3.4x, 2.8x, and 3.6x, respectively.













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